Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2020 THIRD QUARTER FINANCIAL RESULTS

AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 22, 2020) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported continued strong performance for the third quarter of 2020. On October 21, 2020, the Board of Directors announced a quarterly common stock cash dividend of $0.26 per common share, payable on November 16, 2020, to shareholders of record on November 2, 2020. Select highlights for the third quarter include:

•	Net income of $3.4 million
•	Loan growth of $16.8 million
•	Deposit growth of $47.3 million
•	Basic and diluted earnings per share of $0.99

Brandon Lorey, President and CEO, stated “I am thrilled to announce that Eagle Financial Services, Inc. delivered another quarter of record income, earnings, and deposit growth despite the continued downward pressure on margins and increasing competition throughout our markets. Net income was just above $3.4 million for the quarter with earnings per share of $0.99 and an ROA of 1.3%. Year to date loan growth, net of PPP, was $72 million (14% Annualized CAGR) with deposit growth, again net of PPP, of $95 million or 16% CAGR. With our branches fully reopened, our call center staff ready to answer questions through the phone or through our new video chat technology, and our digital channel available 24/7, we continue to provide our customers with the ability to bank on their terms, through the channels they prefer.”

Income Statement Review

Net income for the quarter ended September 30, 2020 was $3.4 million reflecting an increase of 20.8% from the quarter ended June 30, 2020 and an increase of 52.7% from the quarter ended September 30, 2019. The increase from both periods was mainly driven by net interest income increases related to net loan growth and reduced interest expense on deposit accounts.  Net income was $2.8 million for the three-month period ended June 30, 2020 and $2.2 million for the quarter ended September 30, 2019.

Net interest income for the quarter ended September 30, 2020 and June 30, 2020 was $9.5 million and $8.8 million, respectively. Net interest income was $8.0 million for the quarter ended September 30, 2019.  The increase in net interest income from the quarters ended June 30, 2020 and September 30, 2019 resulted primarily from growth in the Company’s loan portfolio.

Total loan interest income was $9.3 million and $8.8 million for the quarters ended September 30, 2020 and June 30, 2020, respectively.  Total loan interest income was $8.0 million for the quarter ended September 30, 2019. Total loan interest income increased $1.3 million or 16.1% from the quarter ended September 30, 2019 to the quarter ended September 30, 2020. Average loans for the quarter ended September 30, 2020 were $798.4 million compared to $750.0 million for the quarter ended June 30, 2020.  For the quarter ended September 30, 2019, total average loans were $637.3 million. The tax equivalent yield on average loans for the quarter ended September 30, 2020 was 4.65%, a decrease of seven basis points from 4.72% for the quarter ended June 30, 2020 and down 36 basis points from the 5.01% average yield for the same time period in 2019. The majority of this decrease in yield can be attributed to the SBA Paycheck Protection Program ("PPP") loans.  During the nine months ended September 30, 2020, the Company originated $88.2 million in PPP loans which have a 1.00% interest rate, much lower than the existing portfolio's yield. Interest and dividend income from the investment portfolio was $830 thousand for the quarter ended September 30, 2020 compared to $882 thousand for the quarter ended June 30, 2020. Interest income and dividend income from the investment portfolio was $971 thousand for the quarter ended September 30, 2019. Average investments for the quarter ended September 30, 2020 were $144.1 million compared to $154.4 million for the quarter ended June 30, 2020. Average investments were $141.9 million for the quarter ended September 30, 2019. The tax equivalent yield on average investments for the quarter ended September 30, 2020 was 2.40%, the same as the quarter ended June 30, 2020 and down 47 basis points from 2.87% for the same time period in 2019.

Total interest expense was $683 thousand for the three months ended September 30, 2020 and $904 thousand and $1.1 million for three months ended June 30, 2020 and September 30, 2019, respectively. The decrease in interest expense resulted from the reduction in interest rates paid on deposit accounts. The average cost of interest-bearing liabilities decreased 16 and 46 basis points when comparing the quarter ended September 30, 2020 to the quarters ended June 30, 2020 and  September 30, 2019, respectively. The average balance of interest-bearing liabilities decreased $2.0 million from the quarter ended June 30, 2020 to the quarter ended September 30, 2020. The average balance of interest-bearing liabilities increased $88.6 million from the quarter ended September 30, 2019 to the same period in 2020.

The net interest margin was 3.86% for the quarter ended September 30, 2020. For the quarters ended June 30, 2020 and September 30, 2019, the net interest margin was 3.70% and 4.01%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $2.2 million for the quarter ended September 30, 2020, which represented a decrease of $206 thousand or 8.5% from the $2.4 million for the three months ended June 30, 2020. The decrease was driven mostly by the $529 thousand gain on sale of AFS securities recognized during the quarter ended June 30, 2020.  Noninterest income for the quarter ended September 30, 2019 was $2.2 million.

Noninterest expense increased $451 thousand, or 6.4%, to $7.5 million for the quarter ended September 30, 2020 from $7.0 million for the quarter ended June 30, 2020.  Much of this increase resulted from the increase in salaries and benefits expenses. Annual pay increases, newly hired employees and additional bonus/COVID pay for employees that have been unable to work remotely during the pandemic have attributed to these increases. Noninterest expense was $7.4 million for the quarter ended September 30, 2019, representing an increase of $54 thousand or 0.7% when comparing to the quarter ended September 30, 2020 to the quarter ended September 30, 2019.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $5.3 million or 0.52% of total assets at June 30, 2020 to $4.7 million or 0.44% of total assets at September 30, 2020. This decrease resulted from one loan 90 days or more past due and still accruing interest that has been brought to a current status at September 30, 2020.  Nonperforming assets were $2.6 million at September 30, 2019.  Total nonaccrual loans were $4.3 million at September 30, 2020 and $4.2 million at June 30, 2020. Nonaccrual loans were $2.1 million at September 30, 2019. Several larger dollar loans were placed in nonaccrual status during the second quarter of 2020.  The majority of these loans are in the commercial real estate portfolio and have had cash flows negatively impacted by the COVID-19 pandemic. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans.  Other real estate owned remained at $442 thousand at June 30, 2020 and September 30, 2020.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At September 30, 2020, the Company had 16 troubled debt restructurings totalling $2.8 million. Approximately $2.7 million or 14 loans are performing loans, while the remaining loans are on non-accrual status. At June 30, 2020, the Company had 14 troubled debt restructurings totalling $2.7 million. Approximately $2.5 million or 12 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $196 thousand in net recoveries for the quarter ended September 30, 2020 versus net recoveries of $226 thousand for the three months ended June 30, 2020 while $261 thousand in net charge-offs were recognized for the three months ended September 30, 2019. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company recorded a provision for loan losses of $100 thousand for the quarter ended September 30, 2020. The Company recognized provision for loan losses of $752 thousand and $117 thousand for the quarters ended June 30, 2020 and September 30, 2019, respectively. The provision for the quarter ended September 30, 2020 resulted mostly from loan growth during the quarter while the provision for the quarter ended June 30, 2020 resulted mostly from the decline in the current state of the economy. The ratio of allowance for loan losses to total loans was 0.83% at September 30, 2020 and 0.81% at June 30, 2020, respectively.  The ratio of allowance for loan losses to total loans was 0.77% at September 30, 2019. Excluding outstanding PPP loans of $88.2 million as of September 30, 2020, the allowance for loan losses as a percentage of total loans was 0.93%. The ratio of allowance for loan losses to total nonaccrual loans was 155.10% at September 30, 2020.  The ratio of allowance for loan losses to total nonaccrual loans was 158.08% and 237.66% at June 30, 2020 and September 30, 2019, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at September 30, 2020 were $1.07 billion, which represented an increase of $50.4 million or 4.9% from total assets of $1.02 billion at June 30, 2020. At September 30, 2019 total consolidated assets were $851.4 million. Total loans increased $16.8 million from $788.9 million at June 30, 2020 to $805.7 million at September 30, 2020. Total securities increased $6.8 million from $146.9 million at June 30, 2020, to $153.7 million at September 30, 2020. At September 30, 2019 total investment securities were $139.4 million and total loans were $638.2 million. The growth in total loans and total assets during the quarters ended September 30, 2019 and September 30, 2020 was largely due to regular loan portfolio growth as the Company expands lending types and areas.

Deposits and Other Borrowings

Total deposits increased $47.3 million to $955.2 million at September 30, 2020 from $907.9 million at June 30, 2020. At September 30, 2019 total deposits were $735.4 million.  The growth in deposits mainly reflected PPP loan proceeds being deposited into customers’ accounts at the time the loans were originated and remaining on deposit as of September 30, 2020.

The Company had no outstanding borrowings from the Federal Home Loan Bank of Atlanta at September 30, 2020 or June 30, 2020. The Company had $10.0 million in borrowings outstanding from the Federal Home Loan Bank of Atlanta as of September 30, 2019. This borrowing was paid off during the fourth quarter of 2019.

Equity

Shareholders’ equity was $103.9 million at September 30, 2020 and $101.6 million at June 30, 2020. Shareholders’ equity was $94.6 million at September 30, 2019. The book value of the Company at September 30, 2020 was $30.65 per common share. Total common shares outstanding were 3,416,013 at September 30, 2020. On October 22, 2020, the board of directors declared a $0.26 per common share cash dividend for shareholders of record as of November 2, 2020 and payable on November 16, 2020.

COVID-19 Impacts

The COVID-19 crisis has changed our communities, both in the way we live and the way we do business. While circumstances continue to change, the Company is continuing to steadfastly work to meet and exceed the needs of its customers, employees, and the communities in which it does business. Customers’ banking needs have continued to be fulfilled through multiple banking channels including mobile, digital, and adjusted-schedule physical.  In efforts to assist local businesses during this pandemic, the Company has originated 901 PPP loans, totalling $88.2 million, into the hands of our community’s small businesses. In addition to local small businesses, the Company is also working with its consumer and commercial customers through its loan deferral program whereby customers experiencing hardships due to COVID-19 may be granted a deferral in loan payments for up to 90 days. As of September 30, 2020, the Company had approved 251 deferrals with loan balances totalling approximately $134.0 million for its customers experiencing hardships related to COVID-19. As of September 30, 2020, 231 loans with loan balances totalling approximately $97.9 million had begun making payments on their loans after the deferral date had passed.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the effects of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity requirements; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	3Q20	2Q20	1Q20	4Q19	3Q19
Net Income (dollars in thousands)	$3,406	$2,819	$2,441	$2,831	$2,231
Earnings per share, basic	$0.99	$0.83	$0.71	$0.83	$0.65
Earnings per share, diluted	$0.99	$0.83	$0.71	$0.83	$0.65
Return on average total assets	1.30%	1.11%	1.10%	1.30%	1.05%
Return on average total equity	13.21%	11.25%	10.02%	11.80%	9.44%
Dividend payout ratio	26.26%	31.33%	36.62%	31.33%	38.46%
Fee revenue as a percent of total revenue	15.85%	15.39%	17.38%	18.76%	21.05%
Net interest margin(1)	3.86%	3.70%	3.86%	3.90%	4.01%
Yield on average earning assets	4.14%	4.08%	4.39%	4.42%	4.58%
Rate on average interest-bearing liabilities	0.48%	0.64%	0.86%	0.88%	0.94%
Net interest spread	3.66%	3.44%	3.53%	3.54%	3.64%
Tax equivalent adjustment to net interest income (dollars in thousands)	$61	$64	$68	$74	$82
Non-interest income to average assets	0.84%	0.95%	0.76%	0.83%	1.05%
Non-interest expense to average assets	2.84%	2.76%	3.11%	2.90%	3.50%
Efficiency ratio(2)	64.43%	65.45%	70.42%	64.11%	72.28%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	3Q20	2Q20	1Q20	4Q19	3Q19
BALANCE SHEET RATIOS
Loans to deposits	84.35%	86.90%	85.32%	83.57%	86.79%
Average interest-earning assets to average-interest bearing liabilities	173.54%	168.79%	163.80%	167.77%	166.55%
PER SHARE DATA
Dividends	$0.26	$0.26	$0.26	$0.26	$0.25
Book value	30.65	29.97	29.47	28.23	27.73
Tangible book value	30.65	29.97	29.47	28.23	27.73
SHARE PRICE DATA
Closing price	$25.20	$25.71	$23.91	$31.05	$29.52
Diluted earnings multiple(1)	6.36	7.74	8.42	9.35	11.35
Book value multiple(2)	0.82	0.86	0.81	1.10	1.06
COMMON STOCK DATA
Outstanding shares at end of period	3,416,013	3,409,689	3,409,689	3,430,103	3,439,980
Weighted average shares outstanding	3,413,304	3,409,689	3,437,085	3,433,749	3,436,660
Weighted average shares outstanding, diluted	3,413,304	3,409,689	3,437,085	3,433,749	3,436,660
CAPITAL RATIOS
Total equity to total assets	9.68%	9.93%	11.10%	10.98%	11.11%
CREDIT QUALITY
Net charge-offs to average loans	(0.02)%	(0.03)%	(0.08)%	—%	0.10%
Total non-performing loans to total loans	0.53%	0.62%	0.26%	0.34%	0.33%
Total non-performing assets to total assets	0.44%	0.52%	0.24%	0.27%	0.30%
Non-accrual loans to:
total loans	0.53%	0.54%	0.26%	0.34%	0.32%
total assets	0.40%	0.41%	0.19%	0.25%	0.24%
Allowance for loan losses to:
total loans	0.83%	0.81%	0.80%	0.77%	0.77%
non-performing assets	140.10%	119.00%	251.82%	210.00%	190.98%
non-accrual loans	155.10%	158.08%	317.42%	227.59%	237.66%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$—	$665	$—	$—	$61
Non-accrual loans	4,286	4,238	1,697	2,185	2,058
Other real estate owned and repossessed assets	442	442	442	183	442
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$22	$76	$67	$32	$311
(Recoveries)	(218)	(302)	(578)	(52)	(50)
Net charge-offs (recoveries)	(196)	(226)	(511)	(20)	261
PROVISION FOR LOAN LOSSES (dollars in thousands)	$100	$752	$(97)	$62	$117
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$6,365	$5,387	$4,973	$4,891	$5,035
Provision	100	752	(97)	62	117
Net charge-offs (recoveries)	(196)	(226)	(511)	(20)	261
Balance at the end of period	$6,661	$6,365	$5,387	$4,973	$4,891

(1)

The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)

The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 9/30/2020	Unaudited 6/30/2020	Unaudited 3/31/2020	Audited 12/31/2019	Unaudited 9/30/2019
Assets
Cash and due from banks	$63,774	$38,099	$22,757	$33,407	$38,916
Federal funds sold	270	264	288	252	240
Securities available for sale, at fair value	153,688	146,885	157,659	166,200	139,351
Loans, net of allowance for loan losses	799,040	782,569	668,645	639,787	633,389
Bank premises and equipment, net	18,906	19,047	19,179	19,297	19,363
Other assets	37,582	36,037	30,349	18,377	20,160
Total assets	$1,073,260	$1,022,901	$898,877	$877,320	$851,419
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$379,198	$351,547	$271,508	$269,171	$265,483
Savings and interest bearing demand deposits	446,687	417,458	377,677	364,175	348,436
Time deposits	129,353	138,905	140,814	138,198	121,481
Total deposits	$955,238	$907,910	$789,999	$771,544	$735,400
Federal Home Loan Bank advances	—	—	—	—	10,000
Other liabilities	14,139	13,422	9,079	9,450	11,390
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$969,377	$921,332	$799,078	$780,994	$756,790
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,472	8,473	8,466	8,529	8,532
Surplus	10,862	10,771	10,578	11,406	11,472
Retained earnings	80,907	78,388	76,457	74,909	72,970
Accumulated other comprehensive income	3,642	3,937	4,298	1,482	1,655
Total shareholders' equity	$103,883	$101,569	$99,799	$96,326	$94,629
Total liabilities and shareholders' equity	$1,073,260	$1,022,901	$898,877	$877,320	$851,419

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
Interest and Dividend Income
Interest and fees on loans	$9,312	$8,773	$7,939	$7,908	$8,022
Interest on federal funds sold	—	—	1	1	1
Interest and dividends on securities available for sale:
Taxable interest income	660	715	895	794	750
Interest income exempt from federal income taxes	142	152	167	183	205
Dividends	28	15	19	21	16
Interest on deposits in banks	8	6	86	120	90
Total interest and dividend income	$10,150	$9,661	$9,107	$9,027	$9,084
Interest Expense
Interest on deposits	$683	$879	$1,102	$1,071	$1,123
Interest on Federal Home Loan Bank advances	—	25	—	6	9
Total interest expense	$683	$904	$1,102	$1,077	$1,132
Net interest income	$9,467	$8,757	$8,005	$7,950	$7,952
Provision For Loan Losses	100	752	(97)	62	117
Net interest income after provision for loan losses	$9,367	$8,005	$8,102	$7,888	$7,835
Noninterest Income
Income from fiduciary activities	$381	$403	$297	$354	$369
Service charges on deposit accounts	220	170	284	313	306
Other service charges and fees	1,251	1,147	1,104	1,165	1,466
Gain on the sale of bank premises and equipment	—	—	—	—	16
Gain (loss) on sales of AFS securities	158	529	—	—	(4)
Officer insurance income	102	143	—	(26)	(22)
Other operating income	104	30	5	12	88
Total noninterest income	$2,216	$2,422	$1,690	$1,818	$2,219
Noninterest Expenses
Salaries and employee benefits	$4,739	$4,373	$4,088	$3,489	$4,120
Occupancy expenses	414	403	395	396	386
Equipment expenses	282	252	232	232	206
Advertising and marketing expenses	152	152	205	211	190
Stationery and supplies	28	34	32	57	49
ATM network fees	252	243	242	315	265
Other real estate owned expenses	(3)	(3)	2	24	51
(Gain) loss on the sale of other real estate owned	—	—	(132)	(4)	376
FDIC assessment	75	41	—	(36)	35
Computer software expense	200	161	120	125	114
Bank franchise tax	178	176	174	173	173
Professional fees	188	317	354	230	206
Data processing fees	301	382	481	369	363
Other operating expenses	659	483	682	729	877
Total noninterest expenses	$7,465	$7,014	$6,875	$6,310	$7,411
Income before income taxes	$4,118	$3,413	$2,917	$3,396	$2,643
Income Tax Expense	712	594	476	565	412
Net income	$3,406	$2,819	$2,441	$2,831	$2,231
Earnings Per Share
Net income per common share, basic	$0.99	$0.83	$0.71	$0.83	$0.65
Net income per common share, diluted	$0.99	$0.83	$0.71	$0.83	$0.65

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	September 30, 2020			June 30, 2020			September 30, 2019
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$122,761	$688	2.23%	$131,702	$730	2.23%	$112,368	$766	2.70%
Tax-Exempt (1)	21,374	180	3.35%	22,716	192	3.40%	29,489	259	3.49%
Total Securities	$144,135	$868	2.40%	$154,418	$922	2.40%	$141,857	$1,025	2.87%
Loans:
Taxable	$784,302	$9,226	4.68%	$736,584	$8,685	4.74%	$622,738	$7,917	5.04%
Non-accrual	4,229	—	—%	3,263	—	—%	2,767	—	—%
Tax-Exempt (1)	9,873	109	4.40%	10,166	112	4.43%	11,757	133	4.48%
Total Loans	$798,404	$9,335	4.65%	$750,013	$8,797	4.72%	$637,262	$8,050	5.01%
Federal funds sold	254	—	0.07%	710	—	0.02%	248	1	2.01%
Interest-bearing deposits in other banks	42,740	8	0.07%	55,958	6	0.04%	17,725	90	2.03%
Total earning assets	$981,304	$10,211	4.14%	$957,836	$9,725	4.08%	$794,325	$9,166	4.58%
Allowance for loan losses	(6,520)			(5,532)			(5,092)
Total non-earning assets	71,375			68,401			49,838
Total assets	$1,046,159			$1,020,705			$839,071
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$112,267	$78	0.28%	$102,651	$75	0.30%	$88,400	$110	0.49%
Money market accounts	189,033	191	0.40%	175,199	220	0.51%	156,715	412	1.04%
Savings accounts	128,009	23	0.07%	119,045	34	0.11%	104,785	53	0.20%
Time deposits:
$250,000 and more	76,072	249	1.30%	80,099	372	1.87%	60,146	323	1.48%
Less than $250,000	60,096	142	0.94%	59,714	178	1.19%	61,289	225	2.09%
Total interest-bearing deposits	$565,477	$683	0.48%	$536,708	$879	0.66%	$471,335	$1,123	0.95%
Federal funds purchased	—	—	—%	—	—	—%	48	—	2.60%
Federal Home Loan Bank advances	—	—	—%	30,769	25	0.33%	5,538	9	0.62%
Total interest-bearing liabilities	$565,477	$683	0.48%	$567,477	$904	0.64%	$476,921	$1,132	0.94%
Noninterest-bearing liabilities:
Demand deposits	364,473			341,020			257,664
Other Liabilities	13,664			11,437			10,697
Total liabilities	$943,614			$919,934			$745,282
Shareholders' equity	102,545			100,771			93,789
Total liabilities and shareholders' equity	$1,046,159			$1,020,705			$839,071
Net interest income		$9,528			$8,821			$8,034
Net interest spread			3.66%			3.44%			3.64%
Interest expense as a percent of average earning assets			0.28%			0.38%			0.57%
Net interest margin			3.86%			3.70%			4.01%

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
GAAP Financial Measurements:
Interest Income - Loans	$9,312	$8,773	$7,939	$7,908	$8,022
Interest Income - Securities and Other Interest-Earnings Assets	838	888	1,168	1,119	1,062
Interest Expense - Deposits	683	879	1,102	1,071	1,123
Interest Expense - Other Borrowings	—	25	—	6	9
Total Net Interest Income	$9,467	$8,757	$8,005	$7,950	$7,952
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$23	$24	$24	$26	$28
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	38	40	44	48	54
Total Tax Benefit on Tax-Exempt Interest Income	$61	$64	$68	$74	$82
Tax-Equivalent Net Interest Income	$9,528	$8,821	$8,073	$8,024	$8,034